Exhibit 99.5

Information in this Form 10-K, to the extent inconsistent with information filed previously with the Securities and Exchange Commission, revises and supercedes any such prior information.

With respect to the distribution date statement relating to the payment on 7/10/03, the Closing Balance of Class X-1 on page 1 is shown to be $846,037,513.00. The correct Closing Balance for Class X-1 is $845,250,251.51.

With respect to the distribution date statement relating to the payment on 8/10/03,

(1) The Opening Balance of Class X-1 on page 1 is shown to be 846,037,513.00. The correct Opening Balance of Class X-1 is $845,250,251.51.

(2) The Class X-1 Pass-Through Rate on page 1 is shown to be 0.07969036%. The correct Pass-Through Rate of Class X-1 is approximately 0.07976458%.

(3) The Class X-1 Pass-Through Rate on page 7 is shown to be 0.079690356%. The correct Pass-Through Rate of Class X-1 is approximately 0.07976458%.